Exhibit 10.25

English Summary of Finnish language lease agreement dated June 27, 2013 and clarification agreement dated October 24, 2013 (the Lease) currently by and between Elo Mutual Pension Insurance Company (the Landlord) and Biotie Therapies Corp. (the Tenant).

•	Leased property: The Tenant leases from the Landlord office premises of approximately 525.5 square meters, storage space of 50 square meters and 12 parking spaces located in the underground car park (the Premises) in the address Joukahaisenkatu 6, FI-20520 Turku, Finland. The Lease was signed prior to the completion of the building and was originally entered into with YIT Rakennus Oy and subsequently transferred to Elo Mutual Pension Insurance Company.

•	Term: The initial term of the agreement is three years beginning December 1, 2013. Unless either party has given notice six months prior to the end of the initial term, the lease will continue from December 1, 2016 with a mutual six month notice period.

•	Deposit: The Tenant must provide a bank guarantee or other security accepted by the Landlord amounting to a sum equivalent of three month’s capital and maintenance rent including value-added tax.

•	Permitted use: The Premises are leased for office use as well as storage and parking use related thereto. The Tenant is obliged to use the Premises for purposes that entitle to full deduction of value-added tax.

•	Sublease: The Tenant is not allowed to transfer any rights or obligations of the lease without the prior written consent of the Landlord. The Landlord has an unrestricted right to transfer the title of the shares entitling to the possession of the business premises to a third party without the Tenant’s right to terminate the Lease.

•	Rent: The rent consists of a capital and maintenance rent. At the time of signing the clarification agreement, the monthly capital rent was EUR 8,679.90 for the office premises, EUR 325.30 for the storage space and EUR 1,219.30 for the parking spaces. The monthly capital rents are adjusted semi-annually based on the Finnish Cost-of-living Index maintained by Statistics Finland, the Finnish public authority specifically established for statistics. The monthly maintenance rent payable by the Tenant is based upon the budgeted costs of the real estate company for the upkeep of the property, corrected annually for the actual costs incurred. At the time of the signing of the clarification agreement the monthly maintenance rent was EUR 2,716.65.

•	Insurances: Under the Lease, the Tenant procures and maintains the necessary permits and insurances.

•	Termination: See above “Term” for a description of the applicable notice periods. The statutory rights of both parties under Finnish law to terminate the Lease remain unaltered.